NON-COMPETE, NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT

THIS NON-COMPETE, NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT (“Agreement”) dated as of November 8, 2016, but effective as of July 14, 2016 (the “Effective Date”) (the “Effective Date”), by and between Wizard World, Inc., a Delaware corporation with a principal place of business at 662 N. Sepulveda Blvd., Suite 300, Los Angeles, CA 90049 (“Employer”), and Randall S. Malinoff, an individual and resident of the State of California with an address at 25262 Prado De La Puma, Calabasas, CA 91302 (“Employee” and together with Employer, the “Parties” and each, a “Party”).

WITNESSETH:

WHEREAS, Employee and Employer are entering into that certain Employment Agreement, dated as of the date of this Agreement;

WHEREAS, in connection with such employment, Employee has been and may be given further access to, generate, or otherwise come into contact with certain proprietary and/or confidential information of Employer or clients of Employer; and

WHEREAS, Employee and Employer desire to prevent the dissemination, unauthorized disclosure or misuse of such information.

NOW THEREFORE, the parties hereto mutually agree as follows:

1. Covenant Not to Solicit. During the period commencing on the Effective Date and ending upon the termination of Employee’s employment for any reason, Employee shall not, directly or indirectly, for Employee’s benefit or the benefit of a third party, (i) induce or attempt to induce any employees of Employer to leave the employ of Employer or diminish his or her relationship or Employer or (ii) solicit the business of any client or customer of Employer, or any client or customer that could reasonably be expected to be a client or customer of Employer, during Employee’s period of employment with the Company.

2. Covenant Not to Compete. Except for the activities set forth in Schedule I hereto and as a passive investor in less than five percent (5%) of the equity securities of a publicly held company, during the period commencing on the date hereof and ending upon the termination of Employee’s employment for any reason, Employee shall not engage in, own or control an interest in, or act as principal, director or officer of, or consultant to, any firm or corporation (i) engaged in a venture or business substantially similar to that of Employer or (ii) which is in direct or indirect competition with Employer within the United States of America, its territories and possessions.

3. Proprietary Information.

(a) For purposes of this Agreement, “Proprietary Information” shall mean any information belonging to the business of Employer that has not previously been publicly released by duly authorized representatives of Employer and shall include (but shall not be limited to) information encompassed in all proposals, marketing and sales plans, financial information, costs, pricing information, computer programs (including source code, object code, algorithms and models), customer information, customer lists, and all methods, concepts, know-how or ideas and confidential information belonging to Employer and Employer’s customers or clients. Employee agrees to regard and preserve as confidential all Proprietary Information whether Employee has such Proprietary Information in Employee’s memory or in writing or other physical form.

(b) Notwithstanding the foregoing, “Proprietary Information” shall not include information that (i) is disseminated to the public at no fault of Employee, (ii) was obtained from a third party that did not have an obligation of confidentiality to Employer, (iii) is already in the possession of Employee and (iv) constitutes any information proposals, marketing and sales plans, financial information, costs, pricing information, computer programs (including source code, object code, algorithms and models), customer information, customer lists, and all methods, concepts, know-how or ideas, created or generated by Employee for which Employer has not been fully compensated.

(c) Employee will not, without written authority from Employer to do so, directly or indirectly, disclose or use any Proprietary Information for Employee’s benefit or purposes, nor disclose any Proprietary Information to others, either during the term of Employee’s employment by Employer or thereafter, except as required by the conditions of Employee’s employment by Employer.

(d) No work or intellectual property created by Employee shall be deemed work for hire and Employer shall only have the rights to such work or intellectual property after fully compensating Employee for such work or intellectual property.

4. Saving Provision. Employee expressly agrees that the covenants set forth in this Agreement are being given to Employer in connection with the employment of Employee by Employer and that such covenants are intended to protect Employer against the competition by Employee, within the terms stated, to the fullest extent deemed reasonable and permitted in law and equity. In the event that the foregoing limitations upon the conduct of Employee are beyond those permitted by law, such limitations, both as to time and geographical area, shall be, and be deemed to be, reduced in scope and effect to the maximum extent permitted by law.

5. Injunctive Relief. Employee acknowledges that (i) disclosure of any Proprietary Information or breach of any of the non-competitive covenants or agreements contained herein will give rise to irreparable injury to Employer or clients of Employer that would be inadequately compensable in damages. Accordingly, Employer, or where appropriate a client of Employer, may seek and obtain injunctive relief against the breach or threatened breach of the foregoing undertakings, in addition to any other legal remedies which may be available. Employee further acknowledges and agrees that in the event of the termination of employment with Employer, (ii) Employee’s experience and capabilities are such that Employee can obtain employment in business activities which are of a different or non-competing nature with his or her activities as an employee of Employer and (iii) the enforcement of a remedy hereunder by way of injunction shall not prevent Employee from earning a reasonable livelihood. Employee further acknowledges and agrees that the covenants contained herein are necessary for the protection of the Company’s legitimate business interests and are reasonable in scope and content, and that Employee will, promptly upon the request of Employer at any time, cause any subsequent employer to execute and deliver to Employer a confidentiality and non-disclosure agreement in substantially the form of Section 2 hereof and otherwise satisfactory to Employer.

6. Enforceability. The provisions of this Agreement shall be enforceable notwithstanding the existence of any claim or cause of action of Employee against Employer whether predicated on this Agreement or otherwise.

7. Term. This Agreement shall commence on the date hereof and shall terminate upon the termination of Employee’s employment for any reason.

8. Governing Law. The Agreement shall be construed in accordance with the laws of the State of New York and any dispute under this Agreement will only be brought in the state and federal courts located in the State of New York.

9. General. This Agreement contains the entire agreement of the Parties relating to the subject matter hereof. This Agreement may be modified only by an instrument in writing signed by both Parties hereto. Any notice to be given under this Agreement shall be sufficient if it is in writing and is sent by certified or registered mail to Employee at his residence address as the same appears on the books and records of Employer or to Employer at its principal office, attention of the President, or otherwise as directed by Employer, from time to time. Non-compliance with any one paragraph of this Agreement shall not have an effect on the validity of any other part of this Agreement. The provisions of this Agreement relating to confidentiality or non-competition shall survive the termination of employment, however caused.

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IN WITNESS HEREOF, the undersigned execute this Agreement as of the date first set forth above.

EMPLOYER

WIZARD WORLD, INC.

By:	/s/ John D. Maatta
John D. Maatta
President & Chief Executive Officer

EMPLOYEE

/s/ Randall S. Malinoff
Randall S. Malinoff